Karat Packaging Board Declares Increase in Quarterly Cash Dividend
CHINO, Calif, May 7, 2024 – Karat Packaging Inc. (Nasdaq: KRT) (the “Company” or “Karat”), a specialty distributor and manufacturer of disposable foodservice products and related items, today announced that its board of directors approved the payment of a regular quarterly dividend of $0.35 per share on the Company’s common stock, reflecting an increase from the previous quarterly dividend of $0.30 per share.

The dividend is payable on or about May 24, 2024, to the stockholders of record at the close of business on of May 17, 2024.

About Karat Packaging Inc.

Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

# # #

Investor Relations and Media Contacts:
PondelWilkinson Inc.
Judy Lin or Roger Pondel
310-279-5980
IR@karatpackaging.com
1